Important News for Plan Fiduciaries from Merrill Lynch Investment Managers

Recently you received proxy voting materials that relate to your plan’s investments in shares of mutual funds managed by Merrill Lynch Investment Managers.

If you have not already done so, we strongly encourage you to provide voting instructions using the procedures outlined on these materials prior to the scheduled shareholder meeting.

To vote your shares now, please use one of the following two methods:

Internet voting https://vote.proxy-direct.com

Telephone voting: 866-877-9383

In the event that you wish to delegate your proxy voting rights to a third-party entity, Merrill Lynch, at its own expense, has engaged an independent fiduciary, Institutional Shareholder Services Inc. (ISS), to provide these services. ISS will vote the shares held by employee benefit plans.

ISS is the world’s leading provider of proxy voting and corporate governance services with over 20 years of experience. ISS analyzes proxies and issues informed research and objective vote recommendations for more than 35,000 companies across 115 markets worldwide. ISS’s research and proxy voting policies are based on the premise that good corporate governance ultimately results in increased shareholder value.

To learn more about ISS, please visit their website at www.issproxy.com, email your questions to MLFiduciary@issproxy.com or call 866-477-2955 to speak with an ISS representative. We also encourage you to contact ISS by email or phone to receive a complimentary electronic copy of the Institutional Shareholder Services Research report on the MLIM/BlackRock merger. These research reports will be available in the next few weeks. When emailing questions regarding the merger, please include a list of the MLIM funds in your employee benefit plan account to ensure ISS’s ability to customize their response.

To authorize ISS to vote your shares, please use one of the following two methods to grant authorization:

Internet authorization: http://vote.proxy-direct.com/consent

Telephone authorization: 866-390-6265

It is important to note that your authorization to use ISS is applicable to the proxy you received recently, including possible adjournments. Any voting instructions received directly from you as plan fiduciary will cancel any previous authorization to accept voting instructions from ISS.

If you have any questions, please do not hesitate to contact your Merrill Lynch Financial Advisor.